SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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AUTODESK, INC.

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Autodesk, Inc. (“Autodesk”) will send the following information to certain Autodesk stockholders in connection with Autodesk’s Annual Meeting of Stockholders to be held on June 23, 2005 (the “Annual Meeting”), regarding the proposed Autodesk 2006 Stock Plan. A copy of the 2006 Stock Plan, as currently proposed for approval at the Annual Meeting, can be found by reference to Appendix B to Autodesk’s 2005 Proxy Statement filed on May 16, 2005 (Commission File No. 000-14338).

Autodesk

Annual Meeting June 23, 2005

Arguments in Favor of Proxy Proposal Number Two

Employee Stock Option Plan

Autodesk’s employee stock plan, the 1996 Stock Plan, expires in March 2006. Upon the plan’s expiration, Autodesk will have no shares reserved for employee stock options.

The Autodesk Board of Directors has approved a new employee stock plan, the 2006 Stock Plan, which is being submitted for shareholder approval in our 2005 Proxy Statement. The plan reserves 25 million shares for issuance over three years. In addition, in March, the Autodesk Board of Directors approved a policy providing that gross dilution from stock grants will not exceed 3 percent of outstanding common stock per year, excluding awards issued in connection with business combinations or the hiring of new senior executive officers.

Institutional Shareholder Services, ISS, has recommended a vote against the company’s proposed stock plan. ISS evaluates equity-based compensation plans using a cost-based analysis. ISS calculates two costs to shareholders: a dollar cost (SVT) and a dilution cost (VPD), which are combined using 95% and 5% weightings, respectively. To determine the dollar cost (SVT), ISS uses a proprietary binomial model. The total cost is compared to a company specific cap, based on the industry and on the company’s performance.

The ISS model contemplates three forms of equity when evaluating stock plans: granted but unexercised shares, shares available for grant under all currently authorized plans, and shares reserved in the plan being submitted for shareholder approval. Under the ISS model, Autodesk’s existing stock overhang combined with the shares available for grant under currently authorized plans are in excess of ISS’s allowable limits. Option overhang is the most significant factor in ISS’s recommendation of a vote against. Given Autodesk’s current option overhang and shares available under the 1996 Stock Plan, there is no stock plan which Autodesk could propose that would result in a favorable recommendation from ISS.

SUMMARY ARGUMENT IN FAVOR OF STOCK OPTION PLAN

We believe elimination of our stock option program would seriously hamper our ability to attract and retain the talent we need.

•	We have shown strong financial performance over the past two years.

•	Diluted earnings per share (“EPS”) increased more than 500% from fiscal 2003 to fiscal 2005. We are currently projecting 27% to 32% growth in diluted EPS in fiscal 2006.

•	Revenue grew 15% in fiscal 2004 and 30% in fiscal 2005. We are currently projecting 18% to 22% revenue growth in fiscal 2006.

Autodesk

Annual Meeting June 23, 2005

Arguments in Favor of Proxy Proposal Number Two

Employee Stock Option Plan

•	Operating margins increased from 3% in fiscal 2003 to 19% in fiscal 2005. We are currently projecting 24% operating margins in fiscal 2006.

•	We have reduced our option overhang from 26% in fiscal 2003 to 16% in fiscal 2005.

•	We have reduced the level of option grants on a gross basis from 6.6% in fiscal 2003 to 5.1% in fiscal 2005.

•	Our policy is for no more than 3% gross dilution in fiscal 2006 and beyond, with the exceptions of new senior executives and business combinations.

•	We anticipate option grants net of forfeitures will approximate 2.5% annually.

•	We believe our option overhang will trend to less than 10% over the next 3 to 4 years.

•	We continue to repurchase shares to offset dilution from employee plans. In fiscal 2005, we repurchased 26 million shares. Our share repurchase plan has been in place for years. We currently have authorization in place for the repurchase of approximately 29 million additional shares, which exceeds the aggregate shares requested under the new stock plan.

We are taking all the right actions to grow shareholder value, including commitments to manage the stock option program in the best interests of our shareholders. A defeat of our stock plan would constrain our ability to deliver to you the continued strong returns we have shown we are capable of achieving. We urge you to vote in favor of our stock option plan proposal in the 2005 proxy.

DETAILED REVIEW OF ARGUMENTS IN FAVOR OF STOCK OPTION PLAN

Autodesk believes that we must offer competitive compensation packages in order to attract and retain staff who can keep the company on a course of continued success. Elimination of our stock option program would seriously hamper our ability to attract and retain the talent we need. In recent years, we have hired a number of key performers who helped drive the company’s current success. Our stock compensation program was critical in attracting and retaining these employees.

Autodesk has shown very strong financial performance in the past two years. Revenue growth has been robust, operating margins have improved substantially, and EPS has increased even more substantially. Our current projections for fiscal 2006 forecast a continuation of the strong financial performance.

Since fiscal 2003, option overhang and dilution from stock grants has decreased substantially. The company recognized that 26% option overhang in fiscal 2003 was too high and reduced it to 16% in fiscal 2005. It reached 26% for two primary reasons: high annual stock option grants as well as a stagnant stock price which left stock options unexercised.

Autodesk

Annual Meeting June 23, 2005

Arguments in Favor of Proxy Proposal Number Two

Employee Stock Option Plan

	FY 2003	FY 2004	FY 2005	FY 2006 Outlook
Net Revenues (000)	$824,945	$951,643	$1,233,767	$1,450,000 to $1,500,000
Revenue Growth Rate	-13%	15%	30%	18% - 22%
GAAP Operating Margin	3%	11%	19%	24%
Diluted Earnings Per Share	$0.14	$0.52	$0.90	$1.14 to $1.19
Diluted EPS Growth Rate	-65%	271%	73%	27% - 32%
Total Shares Outstanding at year end	224,528	223,440	227,611
Year End Option Overhang	58,890 (26%)	52,936 (24%)	36,406 (16%)	Declining
Gross Options Granted as % of total shares outstanding	14,711 (6.6%)	12,921 (5.8%)	11,550 (5.1%)	2006 & beyond 3.0%limit
Net Option Grants as % of total shares outstanding	6,908 (3.1%)	6,896 (3.1%)	8,915 (3.9%)	2.5%

Autodesk has addressed the issues ISS identifies in several ways:

•	We have committed to reducing the annual stock option grants. In March, our board approved a policy limiting employee stock grant dilution to 3% on a gross basis, with the exceptions of new senior executives and business combinations. On a net basis, after normal forfeitures by employees, we expect net option grants to be in the range of 2.5% per year.

•	Since 2003, we have grown annual earnings significantly and at the same time reduced the annual gross dilution from option grants. Our current guidance for fiscal 2006 includes continued strong earnings growth as well as a significant reduction in gross dilution to no more than 3%:

•	Since 2003, diluted EPS has increased more than 500%. We are currently projecting 27% or 32% growth in diluted EPS in fiscal 2006.

•	During this time we have increased our operating margins from 3% in fiscal 2003 to a current annual forecast of 24% in fiscal 2006.

•	During this same time period, we cut the annual grant dilution from 6.6% in fiscal 2003 to 5.1% in fiscal 2005, with a policy for no more than 3% in fiscal 2006 and beyond, with the exceptions noted above.

•	Our goal is to increase annual operating margins further while continuing to grow our revenues through well executed investments in growth initiatives.

•

We continue to repurchase shares to offset dilution from employee plans. In fiscal 2005, we repurchased 26 million shares. Our share repurchase plan has been in place for years. We currently have authorization in place for the

Autodesk

Annual Meeting June 23, 2005

Arguments in Favor of Proxy Proposal Number Two

Employee Stock Option Plan

repurchase of approximately 29 million additional shares, which exceeds the aggregate shares requested under the new stock plan.

With the growth in earnings and subsequent increase in stock price, as well as reductions in new stock grant percentages over the past three years, Autodesk has seen a significant reduction in the overhang, going from 26% in fiscal 2003 to 16% in fiscal 2005 today. Given anticipated net dilution of 2.5% annually and typical employee exercise patterns, we believe our overhang will trend to less than 10% over the next several years, a level within the ISS guidelines, and well within the practices of well run technology companies.

There is no way for Autodesk to achieve the ISS guidelines overnight. Option overhang has dropped dramatically. We cannot force staff to exercise their options immediately to reduce overhang. Further, we do not believe it would be in the best interests of our shareholders to do so.

Our turnaround over the past three years has been greatly aided by our ability to attract and retain strong new employees. We need to offer competitive compensation packages in order to attract and retain staff who can keep Autodesk on a course of continued success. Elimination of our stock option program would seriously hamper our ability to hold and attract the talent we need.

In summary, we are committed to achieving the ISS guidelines, but we need a reasonable time period to do so. We are taking all the right actions to grow shareholder value, including commitments to manage the stock option program in the best interests of our shareholders. A defeat of our stock plan would constrain our ability to deliver to you the continued strong returns we have shown we are capable of achieving. We urge you to vote in favor of our stock option plan proposal in the 2005 proxy.